Exhibit 99.1

Aegis Reports Fourth Quarter and Year-end 2005 Results

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Fourth Quarter and Year 2005 Results

IRVING, TEXAS — April 3, 2006 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced earlier today its earnings report for the fourth quarter and fiscal year ending December 31, 2005.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

We recognized a net loss applicable to common shareholders of $13.1 million or $0.02 per share in 2005 versus a net loss applicable to common shareholders of $22.2 million or $0.07 per share in 2004, a 41% reduction of prior year losses applicable to common shareholders. For the year 2005, we recorded a 63% reduction in EBITDA losses improving from $10.2 million EBITDA loss on revenues in 2004 reduced up to a $3.8 million EBITDA loss for 2005 due to cost realignment and new business signed in 2005.

Revenues. For the year ended December 31, 2005, revenues from continuing operations were $68.6 million versus $94.3 million in the prior year, a decrease of $25.7 million, or 27.2%. The decrease in revenues versus the year ended December 31, 2004 resulted primarily from a reduced demand for our services from three of our legacy clients, each of which reduced demand by approximately 33% percent from 2004. Those unfavorable losses were partially offset by increases in healthcare- related call services initiated by new customers during the three months ended December 31, 2005. Although the new work is beneficial, the short time of approximately one quarter was not sufficient to offset completely the declining revenues from other clients over the year.

EBITDA. EBITDA loss for the year 2005 was $3.8 million as compared to the prior year 2004 of $10.2 million, a 63% reduction. This reduction is a concerted effort cumulating from the factors of significant cost reductions in 2005 from prior years center closures, renegotiation of various vendor contracts of service provided, to a realignment of our sales and marketing operations for greater penetration as can be seen in the increased revenue volume during the 4th quarter 2005 related to healthcare related services for new customers.

During the quarter ended December 31, 2005, the Company recorded an increase in of 22% in revenues of $22 million as against $18 million in the quarter ended December 31, 2004. The cost reduction incorporated during all of 2005 including the increase in revenues during the 4th quarter, moved the Company’s EBITDA performance through the year from a loss of $2.2 million in the 1st quarter, to $1.9 million in the 2nd quarter, to $699 thousand in the 3rd quarter, to a positive EBITDA performance of $930 thousand in the 4th quarter ended December 31, 2005. As we ended the year 2005, we are seeing certain legacy clients looking to expand their current offerings through the Company, which we believe will add to the Company’s EBITDA performance through 2006 and beyond.

Aegis Reports Fourth Quarter and Year-end 2005 Results

Revenue Mix. Inbound CRM and non-voice services continued to be responsible for the majority of our revenues in 2005. Together those two service areas accounted for approximately 89.2% of our revenues, as compared to 75.5% in 2004. Outbound CRM revenue for 2005 accounted for approximately 10.8% as compared to 24.5% in 2004. The decrease in outbound CRM revenues from 2004 was due to reduced volume for existing client programs.

	Year ended December 31,
	2005	%	2004	%
	(Dollars in millions)
Inbound CRM	$54.9	80.0%	$61.6	65.3%
Outbound CRM	7.4	10.8%	23.1	24.5%
Non-Voice & Other	6.3	9.2%	9.6	10.2%

Total revenues	$68.6	100.0%	$94.3	100.0%

Our revenues historically have been concentrated within the telecommunications industry segment which has been under significant economic pressure and stress since 2003. Mitigating the risk of this concentration is out recent success in penetrating the healthcare industry. We started 3 new contracts in the fourth quarter of 2005 with PharmaCare, Humana and NationsHealth in this market. Although the NationsHealth call program is being terminated, the other programs have continued their revenue ramp on into the fiscal 2006 year.

Cost of Services. For the year ended December 31, 2005, cost of services decreased $16.7 million from $68.4 million to $51.7 million compared to 2004. As a percentage of sales, cost of services rose slightly over the same period, from 72.3% to 75.4%. The total decrease in cost of sales experienced during the year is due to the reduction in wage expense associated with revenue shortfall for the comparable periods as well as the consolidation and elimination of redundant internal administrative functions. The slight increase of cost of services as a percentage of revenue in both periods is a result of revenue declines occurring in advance of, or without a corresponding equal reduction of, variable costs.

Selling, General and Administrative Expenses. For the year ended December 31, 2005, selling, general and administrative expenses, SG&A, decreased from $31.4 million to $20.1 million, or from 33.2% of revenues in 2004 to 29.3% of revenues in 2005. The decrease in SG&A is primarily attributable to the elimination of overhead costs due to the reduction in workforce and management’s decision at the beginning of the third quarter of 2005 to outsource all new customer marketing and sales efforts. The Company anticipates that these changes in sales prospects management should provide better cost containment. During the 2005 fiscal year, the Company also lowered its expenses relating to insurance and healthcare benefits for its employees. Management expects the cumulative effect of these measures to help provide competitive advantage to the Company and its shareholders. Increases as a percentage of revenue are primarily due to decreases in revenues for 2005 vs. 2004.

Aegis Reports Fourth Quarter and Year-end 2005 Results

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing approximately 3,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com .

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Reports Fourth Quarter and Year-end 2005 Results

Aegis Communications Group, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months ended December 31,		Year-ended December 31,
	2005	2004	2005	2004
Revenues	$22,418	$18,036	$68,641	$94,327
Operating costs:
Cost of services	17,008	12,531	51,731	68,426
Selling, general and administrative expenses	3,816	6,641	20,147	31,357
Depreciation and amortization	1,372	1,790	5,905	8,521
Loss on fixed asset dispositions	889	—	889	—
Restructuring charges	—	172	—	4,742

Total operating expenses	23,085	21,134	78,672	113,046

Operating loss	(667)	(3,098)	(10,031)	(18,719)

Other (Income)/Expense – Net	(318)	—	(318)	—
Gain on extinguishment of debt	—	—	—	—
Interest expense, net	309	102	859	634
Non-cash interest expense	1,316	439	2,589	2,742

Loss from continuing operations before income taxes	(1,974)	(3,639)	(13,161)	(22,095)

Income taxes expense	—	145	—	145

Net loss	(1,974)	(3,784)	(13,161)	(22,240)

Preferred stock dividends	11	11	11	11

Net loss applicable to common shareholders	$(1,985)	$(3,795)	$(13,172)	$(22,251)

Basic and diluted loss per common share	$0.00	$(0.01)	$(0.02)	$(0.07)

Weighted average shares of common stock outstanding (in thousands):
Basic	716,368	660,053	716,368	313,054
Diluted	716,368	660,053	716,368	313,054

Aegis Reports Fourth Quarter and Year-end 2005 Results

Aegis Communications Group, Inc.

Condensed Selected Financial Data

(Dollars in thousands)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$270	$—
Restricted Cash	—	966
Accounts receivable, net	9,296	9,783
Total current assets	10,435	11,849
Property and equipment, net	7,490	9,042
Total assets	18,115	22,121

Liabilities & Shareholders’ Deficit
Short term revolver	$904	$—
Accounts payable	6,281	3,534
Other current liabilities	9,405	10,477
Current portion of debt	1,609	—
Total current liabilities	20,447	15,486
Long term notes payable, net of current portion	1,617	17,816
Total shareholders’ (deficit)	(6,721)	(12,061)